Exhibit 99.1

Wave Life Sciences Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

Dosing underway in INLIGHT trial of WVE-007 in obesity with clinical data expected in 2H 2025; enrollment complete in first single dose cohort

Multi-dosing ongoing in 200 mg cohort of RestorAATion-2 clinical trial of WVE-006 in AATD with data expected in 2025; second single dose cohort initiated at 400 mg

On track to deliver FORWARD-53 48-week data in DMD and feedback from regulators in 1Q 2025

IND submission expected 2H 2025 for potentially registrational WVE-003 Phase 2/3 study in HD with caudate atrophy as a primary endpoint

Cash and cash equivalents of $302.1 million as of December 31, 2024, with runway expected into 2027

Investor conference call and webcast at 8:30 a.m. ET today

CAMBRIDGE, Mass., March 4, 2025 – Wave Life Sciences Ltd. (Nasdaq: WVE), a clinical-stage biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health, today announced financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“2024 was an exceptional year for Wave and we’ve continued the positive momentum into 2025, with the initiation of dosing in the INLIGHT trial with WVE-007, a potentially transformative therapeutic that is uniquely positioned to address the more than one billion people living with obesity globally,” said Paul Bolno, MD, MBA, President and Chief Executive Officer at Wave Life Sciences. “WVE-007 is also Wave’s first GalNAc-siRNA to enter the clinic and utilizes our proprietary chemistry. Our expected clinical data this year will provide us with an early look into WVE-007’s potential to transform the current obesity treatment paradigm. In AATD, we have continued to advance our RestorAATion-2 clinical study of WVE-006 and data this year will demonstrate the impact of multiple doses and a higher dose level, on the production of healthy, wild-type, M-AAT protein and potentially extended dose intervals. We remain on track to report our DMD 48-week clinical results of WVE-N531 this month. With both our progress in the clinic and in advancing a broad pipeline targeting high-impact biology, we are building a leading RNA medicines company committed to improving the lives of patients and families.”

Recent Business Highlights and Expected Milestones

GalNAc-siRNA Programs

Obesity

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WVE-007 is a GalNAc-conjugated small interfering RNA (GalNAc-siRNA) designed to silence INHBE mRNA, an obesity target with strong evidence from human genetics. WVE-007 is Wave’s first siRNA candidate to enter clinical development and uses Wave’s best-in-class proprietary oligonucleotide chemistry.

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INLIGHT is an ongoing, first-in-human, placebo-controlled, clinical trial evaluating WVE-007 in adults living with overweight or obesity and assesses safety, tolerability, pharmacokinetics, biomarkers for target engagement, body weight and composition, and metabolic health.

•	Today, Wave announced that it has completed enrollment in the first single dose cohort of INLIGHT.

•	In November 2024 at ObesityWeek®, Wave presented preclinical data supporting WVE-007’s potential in multiple treatment settings with potential for dosing once or twice a year.

•	A single dose of Wave’s INHBE siRNA led to weight loss on par with semaglutide, but with no muscle loss.

•	When administered as an add-on to semaglutide, a single dose of Wave’s INHBE siRNA doubled the amount of weight loss.

•	Wave’s INHBE siRNA curtailed rebound weight gain when semaglutide treatment was discontinued, highlighting its potential as an off-ramp and maintenance treatment following GLP-1 treatment.

•	Expected milestones: Wave expects to deliver clinical data from INLIGHT in the second half of 2025, including safety, tolerability and biomarkers reflective of healthy weight loss.

GalNAc-RNA Editing Programs

AATD (Alpha-1 antitrypsin deficiency)

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WVE-006 is a GalNAc-conjugated, subcutaneously delivered, A-to-I RNA editing oligonucleotide (AIMer) that is uniquely designed to address alpha-1 antitrypsin deficiency (AATD)-related lung disease, liver disease, or both.

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RestorAATion clinical program: Wave has completed multi-dosing in healthy volunteers in the top cohort of the RestorAATion-1 study of WVE-006 at a dose level greater than those planned for any cohort in its ongoing RestorAATion-2 study. RestorAATion-2 is a Phase 1b/2a open-label study with both single and multiple ascending dose portions, which is evaluating the safety, tolerability, pharmacodynamics and pharmacokinetics of WVE-006 in individuals with AATD who have the homozygous Pi*ZZ mutation.

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In the first quarter of 2025, Wave initiated multi-dosing in the first cohort of RestorAATion-2, where patients are receiving 200 mg subcutaneous doses every two weeks, and initiated the second single dose cohort of RestorAATion-2 at 400 mg.

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In October 2024, Wave delivered proof-of-mechanism data from a single dose of WVE-006 from the first two patients in the ongoing RestorAATion-2 clinical study, representing the first-ever clinical demonstration of RNA editing in humans. Circulating wild-type M-AAT protein in plasma reached a mean of 6.9 micromolar, representing more than 60% of total AAT. Mean total AAT protein increased to 10.8 micromolar, meeting the level that has been the basis for regulatory approval for AAT augmentation therapies.

•	Expected milestones: Wave expects to share multi-dose data for WVE-006 from RestorAATion-2 in 2025.

New AIMer Programs

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In the fourth quarter of 2024, Wave unveiled three wholly owned RNA editing programs, all of which leverage GalNAc conjugation and have efficient clinical paths to proof-of-concept. These include PNPLA3 mRNA correction to potentially address the nine million homozygous individuals in the US and Europe at risk for a variety of liver diseases, and mRNA upregulation (LDLR) and mRNA correction (APOB), which together would address approximately one million people living with heterozygous familial hypercholesterolemia (HeFH) in the US and Europe.

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Expected milestones: Wave plans to share new preclinical data from hepatic and extra-hepatic RNA editing programs in 2025 and to initiate clinical development of additional RNA editing programs, including PNPLA3, LDLR, and APOB, in 2026.

Exon Skipping Programs

DMD (Duchenne Muscular Dystrophy)

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WVE-N531 is an exon skipping oligonucleotide designed to induce production of endogenous, functional dystrophin protein for the treatment of boys with Duchenne muscular dystrophy (DMD) amenable to exon 53 skipping.

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FORWARD-53 is an ongoing Phase 2 open-label trial of WVE-N531. Muscle biopsies are taken after 24 and 48 weeks of dosing. The primary endpoint is dystrophin protein levels, and the trial is also evaluating pharmacokinetics, digital and functional endpoints, and safety and tolerability.

•	In January 2025, Wave announced that all boys have elected to continue treatment in the planned extension portion of the study with monthly doses of WVE-N531.

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In September 2024, Wave delivered positive 24-week interim results from FORWARD-53, which demonstrated highly consistent, mean muscle content-adjusted dystrophin expression of 9.0% (range: 4.6-13.9%), best-in-class muscle delivery, multiple indicators of improved muscle health, and a safe and well-tolerated profile.

•	Expected milestones: Wave expects to deliver the 48-week FORWARD-53 data and feedback from regulators on a pathway to accelerated approval in 1Q 2025.

Antisense Silencing Programs

HD (Huntington’s disease)

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WVE-003 is a first-in-class, allele-selective oligonucleotide for the treatment of Huntington’s disease (HD). By reducing mHTT at the mRNA and protein level, WVE-003 addresses underlying drivers of neurodegeneration. In addition, by sparing wtHTT protein, which is critical to the health of the central nervous system, WVE-003 is uniquely positioned to address presymptomatic HD patients, as well as symptomatic patients. Preparation for a potentially registrational, global Phase 2/3 study in adults with SNP3 and HD is ongoing.

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In February 2025, in an oral presentation at CHDI’s 20th Annual HD Therapeutics Conference, Wave highlighted its previously presented results from the SELECT-HD clinical trial, which demonstrated the first-ever allele-selective reduction in CSF mutant huntingtin (mHTT) protein and preservation of healthy, wild-type huntingtin (wtHTT) protein with multiple doses of WVE-003, as well as a statistically significant correlation between mHTT reduction and slowing of caudate atrophy.

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Also at CHDI, Wave presented an internal analysis of longitudinal natural history data from TRACK-HD and PREDICT-HD demonstrating that an absolute reduction of 1% in the rate of caudate atrophy is associated with a delay of onset of disability for individuals with HD of at least 7.5 years.

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In the fourth quarter of 2024, Wave announced that it received supportive initial feedback from FDA, who recognize the severity of HD and are receptive to and engaged with Wave regarding a potential pathway to accelerated approval. FDA is open to Wave’s plan to evaluate biomarkers, including caudate atrophy, as an endpoint to assess HD progression with the potential to predict clinical outcomes.

•	Expected milestones: Wave expects to submit an Investigational New Drug (“IND”) application for a potentially registrational Phase 2/3 study of WVE-003 in HD in the second half of 2025.

Financial Highlights

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Cash and cash equivalents were $302.1 million as of December 31, 2024, compared to $200.4 million as of December 31, 2023. The increase in cash year-over-year is primarily due to financing proceeds and the receipt of milestone payments and research funding from GSK. Wave expects that its current cash and cash equivalents will be sufficient to fund operations into 2027. Potential future milestone and other payments to Wave under its GSK collaboration are not included in its cash runway.

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Revenue recognized was $83.7 million for the fourth quarter of 2024 as compared to $29.1 million in the prior year quarter. Revenue recognized was $108.3 million in 2024 as compared to $113.3 million in 2023.

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Research and development expenses were $44.6 million in the fourth quarter of 2024 as compared to $34.1 million in the same period in 2023. Research and development expenses for the full year were $159.7 million in 2024, as compared to $130.0 million in 2023.

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General and administrative expenses were $16.1 million in the fourth quarter 2024 as compared to $13.7 million in the same period in 2023. General and administrative expenses for the full year were $59.0 million in 2024, as compared to $51.3 million in 2023.

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Net income was $29.3 million for the fourth quarter of 2024 as compared to a net loss of $16.3 million in the prior year quarter. Net loss for the full year was $97.0 million for 2024 as compared to $57.5 million in 2023.

Investor Conference Call and Webcast

Wave will host an investor conference call today at 8:30 a.m. ET to review the fourth quarter and full year 2024 financial results and pipeline updates. A webcast of the conference call can be accessed by visiting “Investor Events” on the investor relations section of the Wave Life Sciences website: https://ir.wavelifesciences.com/events-publications/events. Analysts planning to participate during the Q&A portion of the live call can join the conference call at the following audio-conferencing link: available here. Once registered, participants will receive the dial-in information. Following the live event, an archived version of the webcast will be available on the Wave Life Sciences website.

About Wave Life Sciences

Wave Life Sciences (Nasdaq: WVE) is a biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health. Wave’s RNA medicines platform, PRISM®, combines multiple modalities, chemistry innovation and deep insights in human genetics to deliver scientific breakthroughs that treat both rare and common disorders. Its toolkit of RNA-targeting modalities includes editing, splicing, RNA interference and antisense silencing, providing Wave with unmatched capabilities for designing and sustainably delivering candidates that optimally address disease biology. Wave’s diversified pipeline includes clinical programs in Alpha-1 antitrypsin deficiency, Duchenne muscular dystrophy, Huntington’s disease, and Obesity, as well as several preclinical programs utilizing the company’s broad RNA therapeutics toolkit. Driven by the calling to “Reimagine Possible”, Wave is leading the charge toward a world in which human potential is no longer hindered by the burden of disease. Wave is headquartered in Cambridge, MA. For more information on Wave’s science, pipeline and people, please visit www.wavelifesciences.com and follow Wave on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following, among others: the anticipated initiation, site activation, patient recruitment, patient enrollment, dosing, generation and reporting of data and completion of our clinical trials, including interactions with regulators and any potential registration based on these data, and the timing and announcement of such events; the protocol, design and endpoints of our clinical trials; the future performance and results of our programs in clinical trials; our expectations with respect to how our clinical data successes to date may predict success for our future therapeutic candidates and data readouts and may further validate our platform; preclinical activities and programs and their potential to transition into clinical-stage programs; the potential of our preclinical data to predict the behavior of our compounds in humans; regulatory submissions and timing for regulatory feedback; the progress and potential benefits of collaborations; the potential achievement of milestones under any collaborations; the potential commercial opportunities that our therapeutic candidates may address; our identification of future product candidates and their therapeutic potential; the anticipated benefits of our therapeutic candidates and pipeline compared to our competitors; addressable patient population estimates related to our therapeutic candidates; our ability to design compounds using various modalities and the anticipated benefits of that approach; the breadth and versatility of our drug discovery and development platform; the expected benefits of our stereopure oligonucleotides compared with stereorandom oligonucleotides; the potential benefits of our RNA editing capability, including our AIMers, compared to others; the potential for certain of our programs to be best-in-class or first-in-class; the status and progress of our programs relative to potential competitors; anticipated benefits of our proprietary manufacturing processes and our internal manufacturing capabilities; the benefits of RNA medicines generally; the strength of our intellectual property and the data that support our IP; the anticipated duration of our cash runway and our ability to fund future operations; our intended uses of capital; and our expectations regarding the impact of any potential global macro events on our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the following: our ability to finance our drug discovery and development efforts and to raise additional capital when needed; the ability of our preclinical programs to produce data sufficient to support our clinical trial applications and the timing thereof; the clinical results of our programs and the timing thereof, which may not support further development of our product candidates; actions of regulatory authorities and their receptiveness to our trial designs and accelerated approval pathways, which may affect the initiation, timing and progress of clinical trials; our effectiveness in managing interactions with regulatory authorities; the effectiveness of our drug discovery and development platform; the effectiveness of our RNA editing capability and our AIMers; our ability to demonstrate the therapeutic benefits of our candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our dependence on third parties, including contract research organizations, contract manufacturing organizations, collaborators and partners; our ability to manufacture or contract with third parties to manufacture drug material to support our programs and growth; our ability to obtain, maintain and protect our intellectual property; our ability to enforce our patents against infringers and defend our patent portfolio against challenges from third parties; competition from others developing therapies for the indications we are pursuing; our ability to maintain the company infrastructure and personnel needed to achieve our goals; and the information under the caption “Risk Factors” contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings we make with the SEC from time to time. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Investor Contact:

Kate Rausch

+1 617-949-4827

krausch@wavelifesci.com

Media Contact:

Alicia Suter

+1 617-949-4817

asuter@wavelifesci.com

WAVE LIFE SCIENCES LTD. UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$302,078	$200,351
Accounts receivable	1,422	21,086
Prepaid expenses	9,544	9,912
Other current assets	7,350	4,024

Total current assets	320,394	235,373
Long-term assets:
Property and equipment, net of accumulated depreciation of $46,329 and $42,709 as of December 31, 2024 and 2023, respectively	10,128	13,084
Operating lease right-of-use assets	17,870	22,637
Restricted cash	3,760	3,699
Other assets	55	156

Total long-term assets	31,813	39,576

Total assets	$352,207	$274,949

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$16,261	$12,839
Accrued expenses and other current liabilities	21,081	16,828
Current portion of deferred revenue	65,972	150,059
Current portion of operating lease liability	7,638	6,714

Total current liabilities	110,952	186,440
Long-term liabilities:
Deferred revenue, net of current portion	6,099	15,601
Operating lease liability, net of current portion	17,766	25,404

Total long-term liabilities	23,865	41,005

Total liabilities	$134,817	$227,445

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding at December 31, 2024 and 2023	$7,874	$7,874

Shareholders’ equity:
Ordinary shares, no par value; 153,037,286 and 119,162,234 shares issued and outstanding at December 31, 2024 and 2023, respectively	$1,175,181	$935,367
Additional paid-in capital	156,454	129,237
Accumulated other comprehensive loss	(262)	(124)
Accumulated deficit	(1,121,858)	(1,024,850)

Total shareholders’ equity	209,515	39,630

Total liabilities, Series A preferred shares and shareholders’ equity	$352,207	$274,949

WAVE LIFE SCIENCES LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue	$83,748	$29,056	$108,302	$113,305

Operating expenses:
Research and development	44,645	34,074	159,682	130,009
General and administrative	16,136	13,664	59,023	51,292

Total operating expenses	60,781	47,738	218,705	181,301

Loss from operations	22,967	(18,682)	(110,403)	(67,996)
Other income, net:
Dividend income and interest income, net	3,738	1,844	10,163	7,928
Other income, net	2,548	582	3,232	1,878

Total other income, net	6,286	2,426	13,395	9,806

Income (loss) before income taxes	29,253	(16,256)	(97,008)	(58,190)
Income tax benefit	—	—	—	677

Net income (loss)	$29,253	$(16,256)	$(97,008)	$(57,513)

Net income (loss) attributable to ordinary shareholders, basic and diluted	$29,253	$(16,256)	$(97,008)	$(57,513)

Net income (loss) per share attributable to ordinary shareholders—basic	$0.18	$(0.15)	$(0.70)	$(0.54)

Weighted-average ordinary shares used in computing net income (loss) per share attributable to ordinary shareholders—basic	161,487,609	109,627,549	138,277,468	106,097,268

Net income (loss) per share attributable to ordinary shareholders—diluted	$0.17	$(0.15)	$(0.70)	$(0.54)

Weighted-average ordinary shares used in computing net income (loss) per share attributable to ordinary shareholders—diluted	172,290,361	109,627,549	138,277,468	106,097,268

Other comprehensive income (loss):
Net income (loss)	$29,253	$(16,256)	$(97,008)	$(57,513)
Foreign currency translation	(103)	58	(138)	(95)

Comprehensive income (loss)	$29,150	$(16,198)	$(97,146)	$(57,608)